UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2019

WesBanco, Inc.
 (Exact name of registrant as specified in its charter)

West Virginia	000-08467	55-0571723
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (304) 234-9000

Former name or former address, if changed since last report  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240-12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On March 12, 2019, WesBanco, Inc. (the "Company") provided a Notice of Redemption to the holders of Farmers Capital Bank Corporation Fixed/Floating Rate Junior Subordinated Debt Securities due 2037 (the "Securities"), which complied with requirements of providing a Notice of Redemption not more than 60 days and not less than 45 days prior to redemption. The final date to provide a Notice of Redemption was March 17, 2019 for redemption on May 1, 2019 (the "Redemption Date"). The Securities will be redeemed in full at a redemption price of 100% of the principal plus accrued and unpaid interest on the Redemption Date. The aggregate redemption price, excluding accrued interest, will total approximately $23.2 million. Interest on the Securities will no longer accrue on or after the Redemption Date.

Farmers Capital Bank Trust III (the "Trust") is a Delaware trust established in 2007 by Farmers Capital Bank Corporation, which was merged with and into the Company on August 20, 2018. The Trust owns Junior Subordinated Debentures issued by the Company which are also being redeemed on May 1, 2019.

Payment of the redemption price for the Securities will be made by The Wilmington Trust Company, as paying agent. Payment will be made upon presentation and surrender of the Securities to the paying agent for cancellation at the address specified in the Notice of Redemption.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits:

99.1 -   Notice of Redemption to the holders of Farmers Capital Bank Corporation Fixed/Floating Rate Junior Subordinated Debt Securities due 2037.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

Date: March 14, 2019	/s/ Robert H. Young
Robert H. Young
Executive Vice President and Chief Financial Officer